The Pennant Group Announces Expansion of Credit Facility
EAGLE, Idaho, November 5, 2025 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that the Company has added a term loan to its credit facility, increasing the facility by $100 million to an aggregate of $350 million. The borrowings are supported by Pennant’s existing lending consortium led by Truist Securities. The interest rate and maturity date of the incremental loan match those of the existing facility.

“This expansion of our credit facility further strengthens our balance sheet and gives us additional capacity to fund future growth,” said Brent Guerisoli, Pennant’s Chief Executive Officer. “We will, as always, be disciplined in our use of the credit facility. The incremental capacity afforded by this amendment, when coupled with our strong cash flow and prudent leverage ratios, gives us flexibility to be opportunistic and strategic in the future.”

“We appreciate the ongoing partnership of our banking partners and their enthusiasm to support our continuing growth,” added Lynette Walbom, Pennant’s Chief Financial Officer. Ms. Walbom confirmed that the proceeds from the incremental term loan would be used to refinance a portion of the outstanding revolving loans under the credit facility.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 141 home health and hospice agencies and 61 senior living communities located throughout Arizona, California, Colorado, Idaho, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.